Exhibit 99.1

Commerce One Restructures Major Real Estate Obligations;
Updates Guidance for Second Quarter

Tuesday, July 1, 2003

Company expects to save a total of approximately $42 million after reaching settlement on six major long-term real estate leases.

PLEASANTON, Calif. — (BUSINESS WIRE) — July 1, 2003 —Commerce One, Inc. (NASDAQ: CMRC), Commerce One announced that it has successfully renegotiated its long-term real estate obligations in six US locations to substantially reduce operating expenses.  Commerce One expects that these real estate settlements, which terminate and/or reduce Commerce One’s major real estate leases in these cities, will allow the company to save approximately $42 million in long-term real estate obligations over a period of eight years.  In the aggregate, Commerce One paid approximately $6.0 million in cash and forfeited approximately $3.4 million under letters of credit in the second quarter as part of the settlements.  In addition, the Company issued a total of 2.3 million shares of restricted common stock to the landlords and agreed to pay an additional $750,000 in cash over the next two years.   As a result of these settlements, Commerce One will record a net reversal of real estate related restructuring expense in the second quarter of approximately $8.8 million.

The Company expects that these settlement agreements will provide an immediate cash savings of approximately $2.25 million per quarter, increasing to a savings of approximately $3.3 million per quarter after December 31, 2003.  As a result of these restructurings, the Company’s total real estate obligations are reduced from approximately $80.0 million as of March 31, 2003 to approximately $18.0 million as of June 30, 2003.

“As we stated in our Q1 earnings call, reducing our long-term real estate obligations has been a major focus for the company in the past several months,” stated Chuck Boynton, chief financial officer of Commerce One. “We have achieved that goal and are pleased with the results of our efforts to clean up our balance sheet by substantially reducing these long-term commitments.  In addition, we continue to implement further cost-saving measures to reduce our operating expenses.  With these real estate restructurings completed, the company will continue to focus its efforts on obtaining additional financing.”

Commerce One further announced updates to its financial guidance for the quarter ending June 30, 2003.  The company now expects the following results:

•       Total Cash as of June 30, 2003 will be approximately $43 million, comprised of $14 million of unencumbered cash and short-term investments and $29 million of restricted cash.   These cash balances are

        in line with management expectations before taking into consideration the additional payments made in connection with the real estate settlements.

•       License revenue of approximately $1.7 million

•       Services revenue of approximately $6.0 million.

For additional information, please join the second quarter of 2003 earnings conference call scheduled at 2:00pm on July 23, 2003.

About Commerce One

From its initial roots in Internet-based software applications to its establishment of the world’s largest e-commerce trading network, Commerce One has consistently been at the forefront of delivering advanced technologies that help global businesses collaborate with their partners, customers and suppliers over the Internet. Commerce One has defined many of the open standards and protocols established for business networks today and our global customer base represent leaders in a wide range of industries. The Commerce One Conductor platform and industry specific Process Accelerators represent the next generation of business process management solutions that enable enterprises to optimize their existing technology investments and enhance functionality of existing applications and processes. For more information, go to www.commerceone.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the securities laws. These forward-looking statements discuss Commerce One’s expectations regarding cost savings and other benefits resulting from our agreements to restructure our real estate obligations, expectations regarding our efforts to continue to reduce our operating expenses and to obtain additional financing, and expectations regarding the Company’s future revenue, cash, restructuring reserve reversals and other financial results. The words “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar phrases as they relate to Commerce One are also intended to identify such forward-looking statements. These statements reflect the current views and assumptions of Commerce One, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the following: final review by the company’s external auditors of our financial results and any resulting accounting adjustments; unexpected mortgage or loan defaults by the Company’s landlords that may negatively affect or invalidate our real estate settlement agreements with such landlords; failure to reach agreement for a financing on acceptable terms, if at all; the delay or failure of customers to purchase Commerce One products or services as expected or factors impacting the company’s ability to recognize revenue for customer agreements as expected; unexpected expenses; the inability to collect accounts receivable; the ongoing recession and depressed market for new technology investments; various external factors, including economic, political and other global conditions; and various other risks including, without limitation, those discussed in Commerce One’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2002 and quarterly report on Form 10-Q for the quarter ended March 31, 2003. The information provided in this press release is current as of the date of its publication. Commerce One expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Nothing in this press release shall constitute an offer to sell any securities of the Company.  If the Company sells securities in a financing, such securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Contact:

     Commerce One

     Annie Vinje, 925-520-4075 (North America Media)